EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS 21% INCREASE IN FIRST QUARTER EARNINGS

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2010) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2010.  The Company will host an investor conference call tomorrow – Tuesday, May 11, 2010 -- at 11:00 a.m. EDT (see details below).

Total revenues for the three months ended March 31, 2010 declined 7% to approximately $14.7 million, compared with approximately $15.9 million in the quarter ended March 31, 2009.  All three of the Company’s business segments recorded lower revenues in the most recent quarter than in the prior-year period.

Retail water revenues declined 2% to approximately $6.4 million in the quarter ended March 31, 2010, versus approximately $6.5 million in the first quarter of 2009 due to inflation index-related decreases in base rates that went into effect during the first quarter.  The volume of gallons sold in 2010 by the retail business segment increased approximately 19% from prior-year levels.  Substantially all of the increase was related to water sold to the Water Authority – Cayman (“WAC”) at bulk water prices while the Red Gate plant was being refurbished.  Bulk water revenues decreased 2% to approximately $6.3 million, compared with $6.4 million in the year-earlier quarter.  The volume of water sold by the bulk segment was approximately the same in the first quarters of 2009 and 2010, respectively.  Services revenues decreased 30% to approximately $2.0 million, compared with approximately $2.9 million in the first quarter of 2009, reflecting a decline in project construction activity.

Net income attributable to stockholders increased 21% to $3,076,936, or $0.21 per diluted share, in the quarter ended March 31, 2010, compared with net income of $2,550,158, or $0.18 per diluted share, in the quarter ended March 31, 2009.  The improvement in net income was primarily the result of the Company’s recognition of $212,709 in earnings on its investment in OC-BVI, its British Virgin Islands (“BVI”) affiliate, in the most recent quarter.  Such earnings were primarily due to revenues recognized on an accrual basis for water sold from the Bar Bay plant on the island of Tortola pursuant to the seven-year water sale agreement between OC-BVI and the BVI Government that was signed on March 4, 2010.  In the three months ended March 31, 2009, the Company recognized a loss from its investment in OC-BVI totaling $(608,999) due to OC-BVI’s contractual dispute with the BVI Government relating to its Baughers Bay plant.

Consolidated gross profit decreased 8% to approximately $5.5 million (37% of revenues) in 2010’s first quarter, versus approximately $6.0 million (38% of revenues) a year earlier.  Gross profit on retail revenues approximated $3.5 million (55% of revenues) in the most recent quarter, compared with approximately $4.0 million (61% of revenues) in the quarter ended March 31, 2010.  The decline in retail gross profit margins reflects the annual adjustment of the Company’s base water rates during the first quarter of 2010, which decreased due to downward movement in consumer price indices used to determine such rates, and the incremental sales to WAC, which were made at bulk sale rates.  Gross profit on bulk revenues was unchanged at approximately $1.4 million (22% of revenues) in the first quarter of 2010 and 2009. Gross profit on services revenues increased to $593,849, from $571,867 a year earlier, due to a decrease in project construction costs.

General and administrative expenses decreased slightly to $2,465,066 in the most recent quarter, versus $2,501,203 in the first quarter of 2009, as major individual expense categories that comprise consolidated G&A expenses remained relatively consistent with prior-year levels.

Interest income increased by $143,871, or 91%, to $302,175 in the first quarter of 2010, versus $158,304 in the first quarter of 2009.  Interest expense declined 5% to $404,813, from $426,229 in the prior-year period.  Other income totaled $50,867 in the three months ended March 31, 2010, versus $45,407 in the quarter ended March 31, 2009.

“We are very pleased to recognize a profit on our equity investment in OC-BVI during the first quarter of 2010,” noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “This profit primarily reflects the revenues and earnings being generated by OC-BVI’s Bar Bay seawater desalination plant on the island of Tortola.  It is also important to consider that on March 29, 2010, OC-BVI vacated the Baughers Bay plant, and the BVI government assumed direct responsibility for the plant’s operations.  We are therefore no longer recording losses related to the Baughers Bay plant.  However, we are still awaiting the outcome of legal appeals made by OC-BVI and the BVI government regarding earlier court rulings involving the dispute between the two parties, which could impact our equity earnings from OC-BVI in the future.”

“The relative stability of operating results at our retail and bulk business segments during the most recent quarter, when compared with the prior-year period, illustrates the critical importance of quality potable water in countries where naturally occurring sources of clean water are unable to satisfy the demands of local citizens, businesses and institutions.”

“We continue to pursue new business opportunities in the Caribbean and elsewhere,” continued McTaggart.  “We are currently preparing bids with our partners for several new projects in the Caribbean, one of which is quite large for the region, and we expect these projects to be awarded to successful bidders later this year.  We ended our first quarter with $48 million in cash and cash equivalents, $53 million in net working capital, a current ratio of 6.8-to-1.0, $126 million in stockholders’ equity, and a low 16% debt-to-equity-ratio.  Our strong financial position, low debt levels and excellent liquidity provide us with the elements necessary to aggressively pursue further expansion of our operations.”

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Tuesday, May 11, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 11, 2010.   A replay of the conference call will be available one hour after the call through May 18, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 440419.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com

 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$48,073,599	$44,429,190
Accounts receivable, net	9,794,613	9,980,928
Inventory	1,950,391	1,832,564
Prepaid expenses and other current assets	1,186,585	1,689,874
Current portion of loans receivable	1,216,139	1,216,098
Total current assets	62,221,327	59,148,654

Property, plant and equipment, net	59,024,253	60,245,525
Construction in progress	962,231	1,000,882
Costs and estimated earnings in excess of billings - construction project	3,354,470	1,872,552
Inventory non-current	3,240,555	3,352,054
Loans receivable	10,578,250	10,875,848
Investment in affiliate	8,644,341	9,157,995
Intangible assets, net	1,886,639	1,919,656
Goodwill	3,587,754	3,587,754
Other assets	3,256,135	3,314,861
Total assets	$156,755,955	$154,475,781

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,607,242	$6,187,606
Dividends payable	1,152,662	1,152,702
Current portion of long term debt	1,350,639	1,322,483
Total current liabilities	9,110,543	8,662,791
Long term debt	19,457,033	19,806,784
Other liabilities	459,786	465,408
Total liabilities	29,027,362	28,934,983
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 17,126 and 17,192 shares, respectively	10,275	10,315
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,541,878 shares, respectively	8,725,127	8,725,127
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	81,087,724	80,990,686
Retained earnings	36,351,252	34,365,640
Total Consolidated Water Co. Ltd. stockholders' equity	126,174,378	124,091,768
Noncontrolling interests	1,554,215	1,449,030
Total equity	127,728,593	125,540,798
Total liabilities and equity	$156,755,955	$154,475,781

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009

Retail water revenues	$6,385,406	$6,537,328
Bulk water revenues	6,257,942	6,406,993
Services revenues	2,033,963	2,919,734

Total revenues	14,677,311	15,864,055

Cost of retail revenues	2,853,585	2,549,119
Cost of bulk revenues	4,897,363	4,986,569
Cost of services revenues	1,440,114	2,347,867

Total cost of revenues	9,191,062	9,883,555

Gross profit	5,486,249	5,980,500

General and administrative expenses	2,465,066	2,501,203

Income from operations	3,021,183	3,479,297

Other income (expense):
Interest income	302,175	158,304
Interest expense	(404,813)	(426,229)
Other income	50,867	45,407
Equity in earnings (loss) of affiliate	212,709	(608,999)

Other income (expense), net	160,938	(831,517)

Net income	3,182,121	2,647,780
Income attributable to noncontrolling interests	105,185	97,622

Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,076,936	$2,550,158

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.21	$0.18
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.21	$0.18
Dividends declared per common share	$0.075	$0.065

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,541,878	14,530,183
Diluted earnings per share	14,600,906	14,550,733